EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRIME MEDICAL ANNOUNCES SECOND QUARTER RESULTS WITH NET INCOME
UP 52% ON STRONG REVENUE GROWTH

Solid Urology Performance Reflects Results of Segment Reengineering

AUSTIN, TX, July 21, 2004 — Prime Medical Services, Inc. (NASDAQ: PMSI), today announced its financial results for the second quarter ended June 30, 2004. Operating results for the quarter were highlighted by strong revenue growth and a solid earnings contribution from the Company’s Urology group. See attached tables.

Total revenues for the second quarter of 2004 were $50.5 million, compared with $36.9 million in the same quarter a year ago. Under generally accepted accounting principles (GAAP), net income attributable to common stockholders for the second quarter of 2004 was $2.3 million, resulting in GAAP diluted earnings per share for the quarter of $0.11. This compares to net income attributable to common stockholders of $1.3 million or GAAP diluted earnings per share of $0.08 for the second quarter of 2003. The 2004 GAAP net income includes non-cash expense reductions related to FAS 150 applications for mandatory redeemable obligations, resulting in pro forma net income of $0.10 per common share. These results are set forth in the reconciliation of GAAP to non-GAAP financial measures table attached.

The weighted average shares outstanding grew to 20.9 million in the current period from 17.5 million in the same period a year ago, reflecting shares issued for the acquisition of Medstone International, Inc.

Prime’s President & CEO, Brad A. Hummel, commented, “In our Urology unit, organic partnership procedure volume grew on a comparable quarter basis for the first time in 11 quarters, and was complemented by a strong performance from our recently acquired Medstone unit. Revenue per procedure was stable at $2,082 in partnership-driven cases and $1,887 overall, consistent with the case mix shift resulting from the Medstone unit procedures.

“Revenue growth in our Specialty Vehicle Manufacturing unit was driven by an improving market for mobile medical devices and deliveries against a rapidly growing backlog for Command/Homeland Security related products.”

UROLOGY SEGMENT

Segment Review ($000‘s)

	Q-1	Q-2
	2004	2004	2003
Procedures	7,249	8,703	6,987
Clicks	2,547	5,398	--
Revenue	$16,219	$19,767	$15,104
EBITDA	9,257	11,012	8,321
Minority Interest	4,891	5,373	3,884
Adjusted EBITDA	$4,366	$5,639	$4,437

Mr. Hummel continued, “Our Urology segment performed extremely well during the quarter, surpassing our expectations for both revenue and EBITDA contribution. Despite a 38% increase in minority interest expense resulting from the re-engineering of the lithotripsy partnerships, adjusted EBITDA rose 27% when compared to the same quarter last year representing its first positive quarter-over-quarter comparison for this metric in recent history. This adds to our confidence that we have a high level of core business stability and are meeting our integration goals with respect to the Medstone acquisition. During this first full quarter of operations under Prime, the Medstone unit conducted 1,650 fee-for-service procedures, and the licensing fees on the installed base (“clicks”) totaled 5,398.

“We also continued the build-out of our prostate therapies program during the quarter, adding three GreenLight PVP lasers to partnerships. Ten partnerships have now added PVP to their service infrastructure. As a hospital-based service, PVP is an excellent complement to our lithotripsy service and is gaining broad acceptance as outcome awareness increases and reimbursement for the procedure has been established.”

SPECIALTY VEHICLE MANUFACTURING SEGMENT

   2004 Segment Review ($000‘s)

	Q-1	Q-2
	2004	2004	2003
Units Delivered
Medical	26	34	24
Command/Homeland Security	20	29	26
Broadcast	32	38	44
	78	101	94
Revenue	$23,757	$30,513	$21,544
Adjusted EBITDA	$1,730	$2,515	$2,241

Mr. Hummel continued, “While we are very pleased with the 42% increase in Specialty Vehicle Manufacturing revenues over the same period last year, disappointing EBITDA contribution confirms the need for this segment’s reorganization, which we commenced toward the end of the second quarter. The key objectives of this initiative are to rationalize acquired capacity, streamline production and optimize synergies. We believe the reorganization will help us derive greater margin across both our Broadcast and Command/Homeland Security groups.

“Our Medical group experienced a sequential increase in units delivered, and June 30 backlog grew to $11.5 million, up from $7.2 million on March 31, 2004. Broadcast unit backlog remains strong at $13.2 million. Total backlog for our Specialty Vehicle Manufacturing group grew to $37.5 million at quarter-end, a 15% increase from March 31, 2004.”

FINANCIAL GUIDANCE

John Q. Barnidge, Prime’s CFO, added, “Net working capital at quarter-end was $40.0 million, while net debt was $106.3 million. There were no draws against our senior credit facility. As we look forward to our pending merger with HealthTronics and the expected accretive attributes of this combination, we believe that Prime will be well positioned to lower its overall weighted average cost of capital, thereby enhancing the Company’s future earnings profile.

“We have made excellent progress with our integration of Medstone and are pleased with the enhancements to our urology platform. We look forward to reporting our progress on our pending merger with HealthTronics in the near future. Until such time as we can more accurately identify a specific closing date for this transaction, we continue to maintain our previously stated guidance of $0.46 to $0.47 of earnings per share for the year ending December 31, 2004.”.

Conference Call and Webcast

Management of Prime Medical Services will host a conference call Thursday, July 22, 2004 at 10:30 a.m. EDT. To participate in the live call, please dial 800-915-4836 (973-317-5319 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Prime Medical call. A telephone replay will be available for one week by dialing 800-428-6051 in the U.S. and 973-709-2089 for international callers. The access number is 365419. The conference call will also be broadcast live over the Internet via the Investor Relations section of the Company’s web site at www.primemedical.com. To listen to the live webcast, go to the web site at least 10 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About Prime Medical Services

Prime is an industry leader in providing healthcare services to the urology community and is a market leader in the design and manufacturing of specialty vehicles for use in the medical and broadcast & communications industries. As per the June 14, 2004 news release, Prime Medical signed a definitive Merger Agreement with HealthTronics Surgical Services, Inc. (NASDAQ: HTRN).

Urology Services and Products. Prime is the country’s leading provider of lithotripsy, a non-invasive therapy for kidney stone disease, operating a fleet of 112 lithotripsy systems in mobile and fixed based configurations throughout the United States. As a result of its February 2004 Medstone acquisition, Prime now offers a line of state-of-the-art urological medical devices including lithotripters, fixed and mobile treatment tables and radiology equipment. Through 43 partnerships organized around local urologists, the Company provides the personnel and operating infrastructure required to deliver lithotripsy treatments to hospitals and other healthcare settings. Services include scheduling, logistics, receivables management, contracting, personnel management, training, quality assurance, outcomes management and regulatory compliance.

Manufacturing.     Prime is a global leader in the design, engineering and construction of specialty vehicles for the transport of high technology medical and broadcast & communications equipment. Working with original equipment manufacturers, Prime oversees the integration of a broad range of devices, including diagnostic imaging equipment and therapeutic medical devices, as well as satellite and microwave transmission equipment. The Company has recently expanded its products to include mobile command and control facilities, and other law enforcement, military and Homeland Security related vehicles.

For more information, visit Prime’s website at: www.primemedical.com

Statements in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Prime believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from Prime’s expectations include, among others, the existence of demand for and acceptance of Prime’s services, the availability of appropriate candidates for acquisition by Prime, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in Prime’s periodic filings with the Securities and Exchange Commission.

CONTACT: Prime Medical Services, Inc. Brad A. Hummel, President & CEO John Q. Barnidge, Senior Vice President & CFO (512) 314-4554 www.primemedical.com	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Loren G. Mortman (212) 836-9604, LMortman@equityny.com Lauren Barbera (212) 836-9610, LBarbera@equityny.com www.theequitygroup.com

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PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

PRO FORMA VS. GAAP RESULTS

(Unaudited)

GAAP RESULTS
	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except per share data)	2004	2003	2004	2003
Revenue:
Urology	$19,767	$15,105	$35,986	$30,098
Manufacturing	30,513	21,544	54,270	47,139
Other	238	262	475	525

Total revenue	50,518	36,911	90,731	77,762

Cost of services and general and
administrative expenses:
Urology	8,709	6,579	15,706	13,011
Manufacturing	27,507	19,373	49,211	42,420
Corporate	1,048	795	2,024	1,440

	37,264	26,747	66,941	56,871
Depreciation and amortization	1,846	1,831	3,466	3,651

	39,110	28,578	70,407	60,522

Operating income	11,408	8,333	20,324	17,240

Other income (expenses):
Interest and dividends	61	115	149	221
Interest expense	(2,364)	(2,441)	(4,653)	(4,537)
Other, net	(72)	(182)	(32)	(258)

	(2,375)	(2,508)	(4,536)	(4,574)

Income before provision for income
taxes and minority interests	9,033	5,825	15,788	12,666

Minority interest in consolidated income	5,373	3,884	10,264	7,893

Provision for income taxes	1,338	617	2,021	1,623

Net income	$2,322	$1,324	$3,503	$3,150

Diluted earnings per share:
Net income	$0.11	$0.08	$0.18	$0.18

Weighted average shares outstanding	20,952	17,574	19,913	17,398

PRO FORMA RESULTS
Net income, as reported	$2,322	$1,324	$3,503	$3,150

Compensation charge for employee
puts and stock buybacks, net of tax	313	--	517	--

Net income, pro forma	$2,009	$1,324	$2,986	$3,150

Diluted earnings per share:
Net income, pro forma	$0.10	$0.08	$0.15	$0.18

Weighted average shares outstanding	20,952	17,574	19,913	17,398

Prime Medical Services, Inc.

Pro Forma Supplemental Financial Information

For the Three and Six Months Ended June 30, 2004

Unaudited

In thousands, except per share data

	2nd Quarter		YTD
	2004(b)	2003	2004(b)	2003
Summary of Results from Operations
Revenues	$50,518	$36,911	$90,731	$77,762
EBITDA(a)	$12,749	$10,097	23,091	20,854
Adjusted EBITDA(a)	$7,376	$6,213	12,827	12,961
Net Income	$2,009	$1,324	2,986	3,150
EPS	$0.10	$0.08	$0.15	$0.18
Number of Shares	20,952	17,574	19,913	17,398

Segment Information
Revenues:
Urology	$19,767	$15,105	$35,986	$30,098
Manufacturing	$30,513	$21,544	$54,270	$47,139

Adjusted EBITDA:
Urology	$5,639	$4,437	$10,006	$8,923
Manufacturing	$2,515	$2,241	$4,246	$4,791

Capital Expenditures:
Consolidated	$1,720	1,188	$5,101	$3,469
Urology, net to Prime	$415	392	$1,210	$897
Manufacturing, net to Prime	$365	--	$1,342	$380
Corporate	$170	67	$302	$525

Other Information:
Net Draws (Payments) on Line of Credit	$--	$4,500	$(3,000)	$8,500
Net Debt	$106,276	$122,485	$106,276	$122,485
Days Sales Outstanding	37.3	33.1	37.3	33.1

(a)	Excludes FAS 150 expense reduction: Adjusted EBITDA - $494 for Qtr; $816 YTD
(b)	See accompanying reconciliation of EBITDA and Adjusted EBITDA

Prime Medical Services, Inc.

Reconciliation of EBITDA and Adjusted EBITDA

For the Three and Six Months Ended June 30, 2004

Unaudited

(000's)

	2nd Quarter		YTD
	2004	2003	2004	2003
Net Income as Reported	$2,322	$1,324	$3,503	$3,150

Add Back (deduct):
Provision for Income Taxes	1,338	617	2,021	1,623
Interest Expense, Including Loan Fees	2,364	2,441	4,653	4,537
Depreciation & Amortization	1,846	1,831	3,466	3,651
Compensation charge for employee
puts and stock buybacks	(494)	--	(816)	--

Adjusted EBITDA	7,376	6,213	12,827	12,961

Add Back:
Minority Interest Expense	5,373	3,884	10,264	7,893

EBITDA	$12,749	$10,097	$23,091	$20,854

PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in thousands)	June 30, 2004	December 31, 2003
ASSETS
Total current assets	$71,717	$69,110
Property and equipment, net	27,886	23,956
Other assets	195,321	186,902

	$294,924	$279,968

LIABILITIES
Total current liabilities	$31,825	$35,266
Long-term debt, net of current portion	107,444	111,728
Other long-term liabilities	19,979	19,286

Total liabilities	159,248	166,280
Minority interest	8,215	7,077
Total stockholders' equity	127,461	106,611

	$294,924	$279,968